Exhibit 99.1

PREMIERWEST BANCORP DECLARES QUARTERLY CASH DIVIDEND

MEDFORD, OR –September 20, 2007 – John Duke, Chairman of the Board of Directors of PremierWest Bancorp (NASDAQ – PRWT) announced today the approval of a quarterly dividend policy and a significant increase in the cash dividend rate. Duke stated, “The Board of Directors declared a $0.06 per share cash dividend payable October 15, 2007, to shareholders of record October 1, 2007. This $0.06 per share cash dividend, annualized amounts to an increase of 140% when compared to the previous semi-annual cash dividends paid”. Duke added, “We believe strong earnings, a consistent cash dividend program, and continued implementation of our growth strategy are essential components to enhance shareholder value”.

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.